Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Monday, June 21, 2004

APOGEE REPORTS FIRST QUARTER FISCAL 2005 EARNINGS

MINNEAPOLIS, MN (June 21, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG), which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, today announced fiscal 2005 first quarter earnings.

HIGHLIGHTS

•	Earnings of $0.11 per share, versus $0.01 per share a year earlier.

•	Revenues increased 20 percent versus the prior-year period.

•	Architectural segment revenues were up 24 percent, and operating income grew to $3.2 million from $0.9 million in the prior-year period, due to increased volume which resulted in higher capacity utilization, as well as improved project flow.

•	Segment backlog grew 55 percent from the prior-year period and 4 percent from year-end.

•	Large-scale optical segment revenues were up 18 percent due to stronger sales of value-added picture framing glazing products, and operating income was $0.6 million versus an operating loss of $0.4 million a year ago.

•	Auto glass segment revenues were down 9 percent and operating income was down 41 percent to $1.1 million as expected, primarily due to termination of certain pricing amendments in fiscal 2004.

First quarter earnings from continuing operations were $0.11 per share, or $3.1 million, versus earnings of $0.01 per share, or $0.4 million, in the prior-year period. All earnings per share figures refer to diluted earnings per share. The current quarter includes a $0.02 per share, or $0.6 million, tax benefit related to a research and development tax credit settlement and $0.02 per share, or $0.6 million, in after-tax interest income received with a federal tax refund. Revenues were $145.9 million, compared to revenues of $121.5 million in the same period last year.

Net earnings in the first quarter, including discontinued operations, were $0.11 per share, or $3.2 million, versus net earnings of $0.01 per share, or $0.3 million, in the prior-year period.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Commentary

“We achieved our expectations for the quarter, which gives us a solid start to the year,” said Russell Huffer, Apogee chairman and chief executive officer. “I am encouraged that our architectural segment sales were stronger than last year, which positively impacted earnings. In addition, we did not experience any significant project delays in the quarter, despite the ongoing softness in commercial construction markets.

“Our results are evidence that we are beginning to gain traction with our initiatives for growing our strategic architectural products and services, and picture framing glass product lines,” he said.

SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $117.5 million were up 24 percent, outperforming the non-residential commercial construction market; all segment businesses grew sales in the quarter.

•	Operating earnings of $3.2 million, compared to earnings of $0.9 million a year ago; earnings growth due to higher sales, greater consistency in installation project management and improved project flow, somewhat offset by a lower-margin project mix and overall lower pricing.

•	Segment backlog increased to $233.7 million, compared to a backlog of $150.9 million in the prior-year period and $224.5 million at the end of the fourth quarter; most of the increase in the quarter was from the installation business.

Large-Scale Optical Technologies

•	Revenues of $18.5 million were up 18 percent compared to the prior-year period; sales of value-added picture framing glass products grew 39 percent, somewhat offset by the loss of approximately $0.7 million in revenues from the non-strategic matboard product line that was sold in March 2004.

•	Operating income of $0.6 million, improved from an operating loss of $0.4 million in the prior-year period, as sales transitioned from consumer electronics to higher-margin value-added picture framing glass.

Automotive Replacement Glass and Services

•	Revenues of $9.8 million were down 9 percent from the prior-year period.

•	Operating income of $1.1 million was down 41 percent compared to the prior-year period.

•	Termination of certain supply agreement pricing amendments during fiscal 2004 was the primary impact on segment results.

Equity in Affiliates

•	Loss of $0.6 million from investments in PPG Auto Glass, LLC was flat versus the prior-year period; the positive impact from termination of the pricing amendments to the joint venture supply agreement was more than offset by reduced volume and market pricing.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Discontinued Operations

•	After-tax earnings of $0.1 million of rental income on properties held for sale as a result of the divestiture of Harmon AutoGlass, versus prior-year operating loss from the business of $0.1 million.

Financial Condition

•	Long-term debt was $39.3 million at the end of the first quarter, comparable to the debt level at the end of fiscal 2004; debt-to-total-capital ratio remained at 19 percent.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) increased $3.6 million to $63.0 million versus the end of fiscal 2004, as business grew in the first quarter.

•	Depreciation and amortization were $4.5 million, down 18 percent compared to the prior year.

•	Capital expenditures were $3.3 million, compared to $0.9 million the prior-year period.

OUTLOOK

“Given the stronger first quarter for our architectural segment and the continued growth in this segment’s backlog, we are increasing the low end of our fiscal 2005 guidance range to $0.35 per share, while holding the high end at $0.50 per share since the commercial construction markets we serve have not yet shown a sustained rebound,” said Huffer.

•	Low end of this range reflects flat architectural markets but some increased penetration in the education, health care and government sectors served.

•	Achieving the high end of the guidance range requires modest commercial construction market improvement in calendar 2004, which will impact Apogee late in the fiscal year, as well as continued stabilization of project timing.

•	Also impacting performance within the range is the rate at which we improve the predictability and performance of our glass installation business.

•	The key metric to measure Apogee’s architectural progress is the backlog, which currently provides a solid level of work for the next six months. The segment has a much larger backlog compared to last year as markets have somewhat stabilized, and the goal is to continue year-over-year backlog growth.

“We expect that our architectural segment will continue to do better than the commercial construction industry this year,” Huffer said. “We are anticipating architectural segment revenue growth of 8 to 11 percent for the fiscal year, increased from our previous outlook of 6 to 11 percent growth.

“The large-scale optical segment expects to grow value-added glass sales 10 to 15 percent in fiscal 2005,” Huffer said. “However, we anticipate revenues for the segment will be flat for the full year with our strategic sale of the low-margin matboard product line and exit from certain low-margin consumer electronics coatings. As the segment continues to sell a greater proportion of value-added framing glass, rather than other lower-margin products, we expect our profitability will continue to improve.

“We’ll continue to generate positive cash flow to pay our dividend, fund capital spending and finance our growth as markets improve,” said Huffer. “Other uses for cash, including debt reduction and stock repurchases, will be considered in conjunction with strategic opportunities, such as expansion in value-added architectural glass.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

“We are repositioning Apogee for a stronger future through our strategies for growing our architectural products and services, and picture framing glazing businesses,” he said. “In addition, we are also focused on realigning overhead costs to better serve our growth opportunities and improve returns.”

The following statements are based on current expectations for fiscal 2005. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 5 to 8 percent (prior range was 3 to 8 percent), with greater growth occurring in the first half of the year than in the second half.

•	Architectural segment revenues are expected to increase from 8 to 11 percent (prior range was 6 to 11 percent) during the year.

•	Maintaining year-over-year quarterly growth in the architectural backlog and stabilized project timing are required to meet the higher end of EPS expectations.

•	Large-scale optical revenues are expected to be flat compared to the prior year, with growth in picture framing glazing products, offset by decreases in sales of consumer electronics and the sale of the matboard line.

•	Auto glass manufacturing revenues are expected to be more than 15 percent lower than in fiscal 2004.

•	Annual gross margins are expected to be 1 to 2 percentage points higher (prior guidance was approximately 2 percentage points higher) than the prior year, as operational improvements and cost reductions are somewhat offset by higher costs for wages and insurance.

•	Expected annual operating margins by segment are: architectural, 1.5 to 3 percent; large-scale optical, 7 to 10 percent (prior range was 6 to 11 percent); and auto glass, 6 to 7 percent.

•	Selling, general and administrative expenses are projected to be slightly lower as a percent of sales.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to have income of slightly better than breakeven to $1 million (prior guidance was $4 million). Expected earnings include the termination of pricing amendments to the joint venture supply agreement to better reflect market pricing, more than offset by significantly lower volume and pricing.

•	Full-year capital expenditures are targeted at $15 million, excluding any strategic initiatives.

•	Depreciation and amortization are estimated at $19 million for the year.

•	Debt is expected to be reduced further by year-end, excluding any strategic initiatives.

•	The effective tax rate for the full year is anticipated to be 31 percent (prior guidance was 34 percent), resulting in a full-year $0.02 per share improvement due to taxes.

•	Earnings per share from continuing operations are expected to range from $0.35 to $0.50 for the full year.

•	Discontinued operations are expected to reflect results from finalization of the sale of Harmon AutoGlass in the second quarter.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully utilize production capacity; (B) the Large-Scale Optical segment: i) integration of the two manufacturing facilities in this segment; ii) timing of the transition of manufacturing capacity from consumer electronics to picture framing products; iii) markets that are impacted by consumer confidence; iv) dependence on a relatively small number of customers; and v) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) negotiation of a new long-term supply agreement between Viracon/Curvlite and PPG Industries; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 1 p.m. Central Time tomorrow, June 22. To participate in the teleconference, call 1-800-901-5241 toll free or 617-786-2963 international, access code 45524773. The replay will be available from 3 p.m. Central Time on Tuesday, June 22, through midnight Central Time on Tuesday, June 29, by calling 1-888-286-8010 toll free, access code 49964182. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended May 29, 2004	Thirteen Weeks Ended May 31, 2003	% Change
Net sales	$145,900	$121,467	20%
Cost of goods sold	120,087	98,992	21%

Gross profit	25,813	22,475	15%
Selling, general and administrative expenses	21,516	20,547	5%

Operating income	4,297	1,928	123%
Interest income	1,083	159	581%
Interest expense	897	965	-7%
Other (expense) income, net	(43)	—	N/M
Equity in loss of affiliated companies	(649)	(561)	-16%

Earnings from continuing operations before income taxes and other items below	3,791	561	576%
Income taxes	702	152	362%

Earnings from continuing operations	3,089	409	655%
Earnings (loss) from discontinued operations	67	(101)	N/M

Net earnings	$3,156	$308	925%

Earnings per share - basic:
Earnings from continuing operations	$0.11	$0.02	450%
Earnings from discontinued operations	$0.01	$(0.01)	N/M
Net earnings	$0.12	$0.01	1100%

Average common shares outstanding	27,104,296	26,945,922	1%

Earnings per share - diluted:
Earnings from continuing operations	$0.11	$0.01	1000%
Earnings from discontinued operations	$—	$—	—
Net earnings	$0.11	$0.01	1000%

Average common and common equivalent shares outstanding	27,771,235	27,646,895	0%

Cash dividends per common share	$0.0600	$0.0575	4%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended May 29, 2004	Thirteen Weeks Ended May 31, 2003	% Change
Sales
Architectural	$117,549	$94,944	24%
Large-scale Optical	18,548	15,737	18%
Auto Glass	9,819	10,791	-9%
Eliminations	(16)	(5)	-220%

Total	$145,900	$121,467	20%

Operating income (loss)
Architectural	$3,176	$946	236%
Large-scale Optical	575	(352)	N/M
Auto Glass	1,140	1,942	-41%
Corporate and other	(594)	(608)	2%

Total	$4,297	$1,928	123%

Consolidated Condensed Balance Sheets

(Unaudited)

	May 29, 2004	February 28, 2004
Assets
Current assets	$160,148	$157,853
Net property, plant and equipment	97,447	98,536
Other assets	78,266	78,813

Total assets	$335,861	$335,202

Liabilities and shareholders’ equity
Current liabilities	$90,297	$90,638
Long-term debt	39,300	39,650
Other liabilities	36,804	37,458
Shareholders’ equity	169,460	167,456

Total liabilities and shareholders’ equity	$335,861	$335,202

- MORE -

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Thirteen Weeks Ended May 29, 2004	Thirteen Weeks Ended May 31, 2003
Net earnings	$3,156	$308
Net (earnings) loss from discontinued operations	(67)	101
Depreciation & amortization	4,490	5,482
Results from equity investments	649	561
Other, net	415	(708)
Changes in operating assets and liabilities, net of effect of acquisitions	(3,444)	(14,595)

Net cash provided by (used in) continuing operating activities	5,199	(8,851)

Capital expenditures	(3,265)	(915)
Other investing activities	(557)	(497)

Net cash used in investing activities	(3,822)	(1,412)

Net (payments on) proceeds from long-term debt and revolving credit agreement	(358)	4,160
Proceeds from issuance of common stock, net of cancellations	209	895
Dividends paid	(1,647)	(1,579)

Net cash (used in) provided by financing activities	(1,796)	3,476

Cash (used in) provided by discontinued operations	(513)	1,126

Decrease in cash and cash equivalents	(932)	(5,661)
Cash and cash equivalents at beginning of year	7,822	10,166

Cash and cash equivalents at end of period	$6,890	$4,505

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com